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                                                                      EXHIBIT 11


                        MELITA INTERNATIONAL CORPORATION
                   COMPUTATION OF PRO FORMA EARNINGS PER SHARE
             (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE AMOUNTS)

                                                                          Three Months
                                                                          Ended March 31
                                                                         1998        1997
                                                                         ----        ----
           DILUTED
           Weighted average common stock outstanding                     8,000       8,000
           Effect of the combination (1)                                 3,143       3,143
           Effect of issuance of shares in IPO                           4,025          --
           Dilutive effect of common stock equivalents                     824         194
           Cheap stock adjustment (2)                                       --         116
           Effect of shareholder distribution (3)                           --       1,194
                                                                            --       -----
           Weighted average common and common equivalent shares         15,992      12,647
                                                                        ======      ======
           Net income after income tax                                   2,548       2,320
           Earnings per share                                              .16         .18
                                                                        ======      ======
           Pro forma net income                                          2,548       1,425
           Pro forma earnings per share                                    .16         .11
                                                                        ======      ======


(1) Reflects pro forma issuance of 3,143 shares of Common Stock in connection with the combination of Melita International Corporation, Melita Europe Limited and Inventions, Inc.

(2) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No. 83, common stock and common stock equivalents issued at prices below the assumed initial public offering price per share ("cheap stock") during the twelve months immediately preceding the initial filing date of the Company's Registration Statement for its public offering have been included as outstanding for all periods presented.

(3) Pursuant to Staff Accounting Bulletin 1B.3, pro forma earnings per share gives effect to the issuance by the Company of the numbers of shares that, of the assumed public offering price, would yield proceeds in the amount necessary to pay the shareholder distribution that is not covered by the earnings during the period.













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